MARKETOCRACY CAPITAL MANAGEMENT, LLC
                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

This Investment Advisory and Management Agreement ("Agreement"), is made and entered into as of December 13, 2000 by and between Marketocracy Funds, a Delaware business trust ("the Trust") having its principal place of business at 26888 Almaden Court, Los Altos, CA 94022 and Marketocracy Capital Management, LLC ("Adviser"), having its principal place of business at 881 Fremont Street, Suite B2, Los Altos, CA 94024.

         WHEREAS, the Trust, an open-end, non-diversified investment company registered under the Investment Company Act of 1940 (the "1940 Act"), wishes to retain the Adviser to provide investment advisory and management services to the series listed on Schedule A, which may be changed from time to time, (each a "Fund"); and

         WHERAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1. ENGAGEMENT. The Trust hereby engages and appoints the Adviser to manage the investment and reinvestment of assets of the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. FUND ASSETS AND DOCUMENTS. The Fund shall at all times inform the Adviser as to the securities owned by it, the funds available or to become available for investment by it, and generally as to the condition of its affairs. It shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.

3. PORTFOLIO MANAGEMENT. Subject to the direction and control of the Trust's Board of Trustees, the Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Funds' portfolios consistent with the Fund's investment objective, policies, and limitations as stated in the Fund's current Prospectus and Statement of Additional Information. The Adviser shall determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Fund's Declaration of Trust, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state laws, as well as the investment objectives, policies, and limitations of the Fund. In placing orders for the Fund with brokers and dealers with respect to the execution of the Fund's securities transactions, the Adviser shall attempt to obtain the best net results. In doing so, the Adviser may consider such factors which it deems relevant to the Fund's best interest, such as price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer involved and the quality of service rendered by the broker-dealer in other transactions. The Adviser shall have the discretionary authority to utilize certain broker-dealers even though it may result in the payment by the Fund of an amount of commission for effecting a securities transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, providing, however, that the Adviser had determined that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by the broker-dealer effecting the transaction. In no instance will portfolio securities be purchased from or sold to the Adviser or any affiliated person thereof except in accordance with the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the 1940 Act. The Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund and shall perform such other functions of management and supervision as may be directed by the Board of Trustees of the Trust, provided that in no event shall the Adviser be responsible for any expense occasioned by the performance of such functions.

4. USE OF SUB-ADVISERS. In providing the services and assuming the obligations set forth herein, in connection with the investment portfolios of the Fund, the Adviser may at its expense employ one or more sub-advisers, and may enter into such service agreements as the Adviser deems appropriate in connection with the performance of its duties and obligations hereunder, including without limitation, from time to time delegating any or all of its portfolio management responsibilities hereunder. Reference herein to the duties and responsibilities of the Adviser shall include any sub-adviser employed by the Adviser to the extent that the Adviser shall delegate such duties and responsibilities to any such sub-adviser. Any agreement between the Adviser and a sub-adviser shall be subject to the approval of the Trust, its Board of Trustees, and the owners of interests issued by any portfolio affected thereby, as required by the 1940 Act, and any such sub-adviser shall at all times be subject to the direction of the Board of Trustees of the Trust or any officer of the Trust acting pursuant to the authority of the Board of Trustees. The Adviser shall perform ongoing due diligence oversight of any such sub-adviser in order to assure continuing quality of performance by said sub-adviser.

5.       COMPENSATION.

(a) The Adviser is responsible for (1) compensation of any of the Trust's trustees, officers and employees who are interested persons of the Adviser and
(2) compensation of the Adviser's personnel and other expenses incurred in connection with the provisions of portfolio management services under this Agreement. Other than as herein specifically indicated, the Adviser shall not be responsible for Fund expenses. Specifically, the Adviser will not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by the Adviser hereunder, for any of the following expenses of the Fund, which expenses shall be borne by the Fund: legal and audit expenses, organization expenses; interest; taxes; governmental fees; fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including brokerage commissions or charges, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith; expenses of holding or carrying a Fund's securities, including without limitation expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with a Fund's leverage and related borrowings, fees of custodian, transfer agents, registrars or other agents; distribution fees; expenses of preparing share certificates; expenses relating to the redemption or purchase of the Fund's shares; expenses of registering and qualifying Fund shares for sale under applicable federal and state law and maintaining such registrations and qualification; expenses of preparing, setting in print, printing and distributing prospectuses, proxy statements, reports, notices and dividends to Fund shareholders; cost of stationery; costs of shareholders and other meetings of the Fund; compensation and expenses of the independent trustees of the Trust; and the Fund's pro rata portion of premiums of any fidelity bond and other insurance covering the Fund and/or the Trust's officers and trustees.

(b) No trustee, officer or employee of the Trust shall receive from the Trust any salary or other compensation as such trustee, officer or employee while he is at the same time a director, officer or employee of the Adviser or any affiliated company of the Adviser. This paragraph shall not apply to trustees, executive committee members, consultants and other persons who are not regular members of the Adviser's or any affiliated company's staff.

(c) As compensation for the services performed by the Adviser, the Funds shall pay the Adviser, as promptly as possible after the last day of each month, a fee, accrued each calendar day (including weekends and holidays) at the rate of 1.5% per annum of the daily net assets of the Fund. The Adviser shall reduce such fee or, if necessary, make expense reimbursements to the Fund to the extent required to limit the total annual operating expenses of each Fund (excluding, however, expenses of holding or carrying a Fund's securities, including without limitation expenses of dividends on stock borrowed to cover a short sale or interest, fees or other charges incurred in connection with a Fund's leverage and related borrowings) to 1.95% of its average daily net assets up to $200 million; 1.90% of such assets from $200 million to $500 million; 1.85% of such assets from $500 million to $1 billion; and 1.80% of such assets in excess of $1 billion. The daily net assets of the Fund shall be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Trustees of the Trust. Any of such payments as to which the Adviser may so request shall be accompanied by a report of the Trust prepared either by the Trust or by a reputable firm of independent accountants which shall show the amount properly payable to the Adviser under this Agreement and the detailed computation thereof.

6. LIABILITY. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith, and shall not be responsible for any action of the Board of Trustees of the Trust in the following or declining to follow any advice or recommendation of the Adviser; provided that nothing in this Agreement shall protect the Adviser against any liability to the Fund or its stockholders to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

7. INDEPENDENT CONTRACTOR. The Adviser shall be an independent contractor and shall have no authority to act for or represent the Fund in its investment commitments unless otherwise provided. No agreement, bid, offer, commitment, contract or other engagement entered into by the Adviser whether on behalf of the Adviser or whether purporting to have been entered unto on behalf of the Fund shall be finding upon the Fund, and all acts authorized to be done by the Adviser under this Agreement shall be done by it as an independent contractor and not as an agent.

8. NON-EXCLUSIVITY. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a trustee, officer, or employee of the Trust, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

9. DEFINITIONS. As used in this Agreement, the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

10. TERMINATION. This Agreement shall terminate automatically in the event of its assignment by the Adviser and shall not be assignable by the Trust without the consent of the Adviser. This Agreement may also be terminated at any time, without the payment of penalty, by the Fund or by the Adviser on sixty (60) days' written notice addressed to the other party at its principal place of business.

11. EFFECTIVENESS AND TERM. This Agreement shall become effective on the date hereof and shall continue in effect for two years and from year to year thereafter only so long as specifically approved annually, (1) by vote of a majority of the trustees of the Trust who are not parties to this Agreement or interested persons of such parties, cast in person at a meeting called for that purpose, and, (2) either by vote of the holders of a majority of the outstanding voting securities of the Trust or by a majority vote of the Trust's Board of Trustees.

12. MODIFICATION. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no materials amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust's outstanding voting securities.

13. SEVERABILITY. The provisions of this Agreement are severable and if any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

14. GOVERNING LAW. This Agreement shall be governed by, and its provisions shall be construed and interpreted in accordance with, the laws of the State of California as applied to agreements between California residents entered into and performed entirely within the State of California.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and sealed by their officers thereunto duly authorized on the day and year first above written.

MARKETOCRACY FUNDS

By: /S/ ARTHUR ROTH
--------------------
Arthur Roth
Its: Chairman

MARKETOCRACY CAPITAL MANAGEMENT, LLC

By: /S/ KENDRICK W. KAM
------------------------
Kendrick W. Kam
Its: President

                                   SCHEDULE A
                                       TO
                       Marketocracy Capital Management LLC
                  Investment Advisory and Management Agreement

Marketocracy Capital Management, LLC shall manage the following fund series in accordance with the preceding agreement:

                               The ChangeWave Fund
                            The Technology Plus Fund